Intrepid Announces First Quarter 2022 Results

Denver, May 2, 2022 - Intrepid Potash, Inc. ("Intrepid", the "Company", "we", "us", "our") (NYSE:IPI) today reported its results for the first quarter of 2022.

Key Highlights for Q1 2022

•Total sales increased to $104.4 million compared to $71.5 million in the first quarter of 2021 as potash and Trio® net realized sales prices(1) increased to $703 and $469 per ton, respectively.
•Net income of $31.4 million (or $2.31 per share), a $29.0 million improvement compared to Q1 2021.
•Gross margin of $47.2 million, a $38.1 million improvement over the prior year.
•Cash flow from operations of $34.1 million, a $15.0 million improvement over the prior year.
•Adjusted EBITDA(1) of $50.2 million, which was a $37.3 million improvement over the prior year, and a $25.4 million improvement over the prior quarter.
•As of April 30, 2022, Intrepid had approximately $80 million in cash on hand and $74 million available under its revolving credit facility, for total liquidity of approximately $154 million.
•Beginning multiple production improvement projects to capitalize on a strong commodity environment and improve production cost per ton.
◦Additional potash cavern in Moab - expected in-service Q4 2022
◦Upgraded brackish and deep-brine wells in Wendover - expected in-service Q3 2022
◦Improved injection pipeline system at HB designed to maintain higher flow rates and increase brine storage underground - expected in-service 1H 2023

Consolidated Results and Management Commentary

Intrepid generated first quarter 2022 sales of $104.4 million, which compares to first quarter 2021 sales of $71.5 million. Consolidated gross margin totaled $47.2 million, while net income totaled $31.4 million, or $2.31 per share, which compares to first quarter 2021 net income of $2.5 million, or $0.18 per share. The Company delivered adjusted EBITDA of $50.2 million. The strong first quarter profitability was primarily driven by higher prices for potash and Trio®, which averaged $703 per ton and $469 per ton, respectively, with higher realized prices more than offsetting lower potash sales volumes. We entered the year with fewer tons in inventory and less potash available in our ponds after the below-average 2021 production season, although partially offsetting this impact was the double-harvest of seven ponds at the HB facility.

Despite our reduced sales volumes as a result of fewer tons available and unfavorable weather in various parts of the U.S. in the first quarter which delayed planting, higher commodity prices supported application rates in most of our markets and we are well-positioned to meet our customer's needs as the spring season progresses.

Bob Jornayvaz, Intrepid's Executive Chairman and CEO commented: "In the backdrop of close-to-record high potash prices, Intrepid delivered exceptional first quarter results. In the Potash segment, gross margin totaled approximately $29 million, while in the Trio® segment, gross margin totaled approximately $16 million. Overall, the Company generated adjusted EBITDA of approximately $50 million, which is the best figure since the third quarter of 2012. We ended the quarter with roughly $60 million of cash on the balance sheet and no outstanding borrowings.

We believe the outlook for Intrepid for the remainder of 2022 and the next couple years is very positive as the supply-demand balance for potash should continue to support strong economics. On the supply side, the December 2021 sanctions on Belarus took effect in April and strong international pricing continues to absorb supply, which is helping create a US market with minimal excess swing capacity in the near-term. We are beginning multiple improvement projects at our potash facilities, including a new injection pipeline at HB, another potash cavern in Moab, and upgraded wells at our Wendover facility, which we expect will add production volume as early as the spring of 2023 and continue to increase through the next few evaporation seasons as our overall brine quality improves. We also continue to run additional underground shifts at our East mine to increase availability of our Trio® products. While potash prices remain elevated, we believe current crop prices should continue to drive steady demand in the US, and US potash prices are still at a record differential to Brazil. Looking into the back half of the year, as our potash production returns to more normal levels after the below-average 2021 evaporation year, our cost per ton should also improve, supporting strong cash flow generation."

Segment Highlights

Potash

	Three Months Ended March 31,
	2022	2021
	(in thousands, except per ton data)
Sales	$56,442	$43,578
Gross margin	$29,064	$8,673

Potash sales volumes (in tons)	69	117
Potash production volumes (in tons)	103	113

Average potash net realized sales price per ton(1)	$703	$282

Potash segment sales in the first quarter of 2022 increased 30% to $56.4 million compared to the same period in 2021. The higher revenue was primarily driven by a 149% increase in our average net realized sales price per ton to $703, despite potash sales volumes decreasing 41% year-over-year to 69k tons in the quarter as we entered the year with fewer tons in inventory and less potash available in our ponds after a below average 2021 production season. As a reminder, during the summer of 2021, the Carlsbad, New Mexico area, where our HB solar solution mining facility is located, experienced unusually wet, humid weather, which limited the evaporation and extraction rates at the HB mine. The significant rainfall and reduced evaporation resulted in fewer harvestable tons of potash from our HB solution ponds.

Compared to the prior year, segment byproduct sales in the quarter decreased by 17% to $4.8 million, which was driven by lower water and magnesium sales, partially offset by higher salt sales. Magnesium chlorides sales decreased compared to the prior year due to a mild winter which limited purchases of our deicing product in the first quarter of 2022. Salt sales increased compared to the prior year period due to growth in the industrial and pool salt markets and higher realized pricing. Potash production in Q1 2022 totaled 103k tons, a 9% decrease from the prior year period, and segment gross margin totaled $29.1 million, which was more than triple the $8.7 million generated in Q1 2021.

Potash pricing continues to be supported by tight supply and steady demand across our markets and we announced a $50 per ton price increase in April, which we expect to realize on spot sales in the second quarter of 2022. Current commodity prices continue to support application rates across most of our markets and we believe customers see good value in potash as we approach the end of the spring season.

Trio®

	Three Months Ended March 31,
	2022	2021
	(in thousands, except per ton data)
Sales	$41,052	$23,694
Gross margin (deficit)	$16,140	$(70)

Trio® sales volume (in tons)	71	69
Trio® production volume (in tons)	65	56

Average Trio® net realized sales price per ton(1)	$469	$233

Trio® segment sales of $41.1 million for the first quarter of 2022 were 73% higher compared to the prior year, driven by a higher average net realized sales price of $469 per ton in the quarter. Trio® sales volumes increased modestly to 71k tons as demand remained steady across our key markets and supply of granular and premium product remains very limited.

Our Trio® segment generated gross margin of $16.1 million, while the prior year period saw just below breakeven gross margin. Q1 2022 production volume of 65k tons was 16% higher compared to the prior year period as we continue to staff additional shifts underground to increase overall production.

Oilfield Solutions

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Sales	$7,000	$4,253
Gross margin	$1,972	$505

In the first quarter of 2022, Oilfield Solutions sales were $7.0 million, a $2.7 million increase compared to the same period in 2021, which was primarily driven by higher fresh water sales, surface use agreement sales, brine water sales, and produced water royalties. Gross margin increased $1.5 million to just under $2.0 million. Increased sales were offset by higher costs of goods sold due to increased contract labor and rental expenses for water recycling equipment. We also incurred additional contract labor expenses and increased water transfers fees as we sold more water during the first quarter of 2022.

Liquidity

During the first quarter of 2022, cash provided by operations was $34.1 million, while cash used in investing activities was $7.7 million. As of April 30, 2022, we have approximately $80 million in cash and cash equivalents, no outstanding borrowings, and $74.0 million available to borrow under our revolving credit facility, for total liquidity of $154 million.

Notes
1 Adjusted net income, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for May 3, 2022, at 12:00 p.m. ET. The dial-in number is 1-800-319-4610 for the U.S. and Canada, and +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, intrepidpotash.com.

An audio recording of the conference call will be available at intrepidpotash.com and by dialing 1-800-319-6413 for the U.S. and Canada, or 1-631-883-6842 for other countries. The replay will require the input of the conference identification number 8848.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, its market outlook, and the impact of the COVID-19 pandemic on the company. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants, to avoid a default under that agreement;
•further write-downs of the carrying value of assets, including inventories;

•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our inability to fund necessary capital investments;
•the impact of the COVID-19 pandemic on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2021, as updated by our subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make. All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Sales	$104,399	$71,463
Less:
Freight costs	10,237	12,078
Warehousing and handling costs	2,476	2,632
Cost of goods sold	44,510	47,645
Gross Margin	47,176	9,108

Selling and administrative	6,789	5,791
Accretion of asset retirement obligation	490	441
Loss on sale of assets	100	2
Other operating (income) expense	(267)	6
Operating Income	40,064	2,868

Other Income (Expense)
Interest expense, net	(33)	(426)
Other income	530	9
Income Before Income Taxes	40,561	2,451

Income Tax Expense	(9,139)	—
Net Income	$31,422	$2,451

Weighted Average Shares Outstanding:
Basic	13,160	13,054
Diluted	13,595	13,297
Earnings Per Share:
Basic	$2.39	$0.19
Diluted	$2.31	$0.18

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2022 AND DECEMBER 31, 2021
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$60,139	$36,452
Accounts receivable:
Trade, net	51,608	35,409
Other receivables, net	1,372	989
Inventory, net	79,297	78,856
Prepaid expenses and other current assets	5,278	5,144
Total current assets	197,694	156,850

Property, plant, equipment, and mineral properties, net	338,750	341,117
Water rights	19,184	19,184
Long-term parts inventory, net	27,963	29,251
Other assets, net	12,149	11,418
Non-current deferred tax asset, net	200,075	209,075
Total Assets	$795,815	$766,895

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$8,904	$9,068
Income taxes payable	168	41
Accrued liabilities	21,534	22,938
Accrued employee compensation and benefits	6,823	6,805
Other current liabilities	34,374	34,571
Total current liabilities	71,803	73,423

Asset retirement obligation	27,514	27,024
Operating lease liabilities	1,957	1,879
Other non-current liabilities	1,273	1,166
Total Liabilities	102,547	103,492

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
13,218,875 and 13,149,315 shares outstanding
at March 31, 2022, and December 31, 2021, respectively	13	13
Additional paid-in capital	657,590	659,147
Retained earnings	35,665	4,243
Total Stockholders' Equity	693,268	663,403
Total Liabilities and Stockholders' Equity	$795,815	$766,895

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(In thousands)

	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$31,422	$2,451
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	8,898	9,481
Accretion of asset retirement obligation	490	441
Amortization of deferred financing costs	60	68
Amortization of intangible assets	80	80
Stock-based compensation	1,167	890
Loss on disposal of assets	100	2
Changes in operating assets and liabilities:
Trade accounts receivable, net	(16,199)	(14,103)
Other receivables, net	(384)	(720)
Inventory, net	847	9,293
Prepaid expenses and other current assets	(76)	358
Deferred tax assets, net	9,000	—
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(862)	7,978
Operating lease liabilities	(795)	(525)
Other liabilities	362	3,415
Net cash provided by operating activities	34,110	19,109

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(6,795)	(2,360)
Long-term investment	(903)	—
Proceeds from sale of assets	24	47
Net cash used in investing activities	(7,674)	(2,313)

Cash Flows from Financing Activities:
Debt prepayment costs	—	(2)
Repayments of long-term debt	—	(22)
Payments of financing lease	—	(107)
Employee tax withholding paid for restricted stock upon vesting	(2,814)	(204)
Proceeds from exercise of stock options	90	43
Net cash used in financing activities	(2,724)	(292)

Net Change in Cash, Cash Equivalents and Restricted Cash	23,712	16,504
Cash, Cash Equivalents and Restricted Cash, beginning of period	37,146	20,184
Cash, Cash Equivalents and Restricted Cash, end of period	$60,858	$36,688

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(In thousands, except per share amounts)

Adjusted Net Income and Adjusted Net Income Per Diluted Share

Adjusted net income and adjusted net income per diluted share are calculated as net income or income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income to Adjusted Net Income:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Net Income	$31,422	$2,451
Adjustments
Loss on sale of assets	100	2
Total adjustments	100	2
Adjusted Net Income	$31,522	$2,453

Reconciliation of Net Income per Share to Adjusted Net Income per Share:

	Three Months Ended March 31,
	2022	2021
Net Income Per Diluted Share	$2.31	$0.18
Adjustments
Loss on sale of assets	0.01	—
Total adjustments	0.01	—
Adjusted Net Income Per Diluted Share	$2.32	$0.18

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(In thousands, except per share amounts)

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Net Income	$31,422	$2,451
Loss on sale of assets	100	2
Interest expense	33	426
Income tax expense	9,139	—
Depreciation, depletion, and amortization	8,898	9,481
Amortization of intangible assets	80	80
Accretion of asset retirement obligation	490	441
Total adjustments	18,740	10,430
Adjusted EBITDA	$50,162	$12,881

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(In thousands, except per share amounts)

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended March 31,
	2022		2021
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$56,442	$41,052	$43,578	$23,694
Less: Segment byproduct sales	4,820	1,436	5,784	1,180
Freight costs	3,124	6,309	4,809	6,440
Subtotal	$48,498	$33,307	$32,985	$16,074

Divided by:
Tons sold	69	71	117	69
Average net realized sales price per ton	$703	$469	$282	$233

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(In thousands)

	Three Months Ended March 31, 2022
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$51,622	$—	$—	$(95)	$51,527
Trio®	—	39,616	—	—	39,616
Water	774	1,202	4,188	—	6,164
Salt	2,634	234	—	—	2,868
Magnesium Chloride	815	—	—	—	815
Brine Water	597	—	739	—	1,336
Other	—	—	2,073	—	2,073
Total Revenue	$56,442	$41,052	$7,000	$(95)	$104,399

	Three Months Ended March 31, 2021
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$37,794	$—	$—	$(62)	$37,732
Trio®	—	22,514	—	—	22,514
Water	1,159	984	3,343	—	5,486
Salt	2,039	196	—	—	2,235
Magnesium Chloride	2,028	—	—	—	2,028
Brine Water	558	—	205	—	763
Other	—	—	705	—	705
Total Revenue	$43,578	$23,694	$4,253	$(62)	$71,463

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(In thousands)

Three Months Ended March 31, 2022	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$56,442	$41,052	$7,000	$(95)	$104,399
Less: Freight costs	4,023	6,309	—	(95)	10,237
Warehousing and handling costs	1,324	1,152	—	—	2,476
Cost of goods sold	22,031	17,451	5,028	—	44,510
Gross Margin	$29,064	$16,140	$1,972	$—	$47,176
Depreciation, depletion, and amortization incurred[1]	$6,947	$1,008	$787	$236	$8,978

Three Months Ended March 31, 2021	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$43,578	$23,694	$4,253	$(62)	$71,463
Less: Freight costs	5,700	6,440	—	(62)	12,078
Warehousing and handling costs	1,456	1,176	—	—	2,632
Cost of goods sold	27,749	16,148	3,748	—	47,645
Gross Margin (Deficit)	$8,673	$(70)	$505	$—	$9,108
Depreciation, depletion, and amortization incurred[1]	$7,178	$1,507	$688	$188	$9,561
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.